Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2024 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 5, 2025 -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2024.

For the fourth quarter of 2024, net sales were $221.9 million, a decrease of 25.1%, compared to $296.2 million for the fourth quarter of 2023. The year over year decrease was predominately driven by a decline in chassis shipments, which, in the fourth quarter of 2023, were significantly elevated due to the inconsistent delivery schedule of chassis from original equipment manufacturers (“OEMs”) as they recovered from previous supply chain disruptions.

Gross profit for the fourth quarter of 2024 was $33.5 million, or 15.1% of net sales, compared to $38.6 million, or 13.0% of net sales, for the fourth quarter of 2023. The increase in gross margin was driven largely by product mix and a relatively higher percentage of bodies compared to chassis.

Selling, general and administrative expenses for the fourth quarter of 2024 were $19.7 million, or 8.9% of net sales, compared to $16.4 million, or 5.5% of net sales, in the prior year period. The year over year increase in selling, general and administrative expenses was due to expenses associated with additional executive compensation, increased investment in our workforce, new product launches, and new military contracts.

Net income in the fourth quarter of 2024 was $10.5 million, or $0.91 per diluted share, compared to net income of $16.7 million, or $1.45 per diluted share, in the prior year period, for decreases of 36.9% and 37.0%, respectively.

For the twelve months ended December 31, 2024, net sales were $1.26 billion, an increase of 9.0% compared to $1.15 billion in the prior year period. The Company reported net income of $63.5 million, or $5.47 per diluted share for the full year 2024, compared to net income of $58.3 million, or $5.07 per diluted share for the full year 2023, for increases of 8.9% and 7.9%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable March 24, 2025, to shareholders of record at the close of business on March 17, 2025, the fifty-seventh consecutive quarter that the Company has paid a dividend. In addition, during the full year of 2024, the Company repurchased 49,500 shares of its common stock, representing $2.9 million of the $25.0 million repurchase program authorized by the Board of Directors in April 2024.

- MORE -

MILLER INDUSTRIES REPORTS 2024 FOURTH QUARTER & FULL YEAR RESULTS	PAGE 2

“2024 was another record year at Miller Industries”, said William G. Miller, II, Chief Executive Officer of the Company. “Despite ongoing macroeconomic challenges in the second half of the year, we were able to deliver strong growth, margin improvement, and also return cash to our shareholders. Looking to 2025, there are significant macro uncertainties in the market, especially in the first half of the year, including tariffs, new legislation impacting our business, and the rising costs of ownership for end users. However, I remain confident about our prospects moving forward. In 2025 we are scheduled to launch multiple new products and anticipate a number of exciting developments in our military end-markets. We are confident that the dynamics in the chassis market have finally normalized, after many up and down quarters following the COVID pandemic, which should result in more stable and predictable revenues and margins quarter to quarter.”

Mr. Miller continued, “While we enter 2025 facing some challenges, we remain highly confident in the business and our outlook. Despite uncertainties in the year ahead, we will focus on the core principles that have always driven value at Miller Industries: being an excellent partner to our customers, investing in our people, and returning value to our shareholders. Those principles have built us into the largest manufacturer of towing and recovery equipment in the world today.”

2025 Guidance

The Company expects to generate $950 million to $1.0 billion in revenue and diluted earnings per share between $2.90-$3.20 for the full year 2025.

The statements in the 2025 guidance provided above are forward looking. Actual results may differ materially. See our cautionary note regarding “forward-looking statements” below. Following publication of this earnings release, any expectations with respect to future financial performance contained in this release, including the guidance, should be considered historical only, and Miller Industries disclaims any obligation to update them.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, March 6, 2025, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/Gg6V95RPMZz

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through Thursday, March 13, 2025. The replay number is 1-844-512-2921, Passcode 13751713.

About Miller Industries

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE -

MILLER INDUSTRIES REPORTS 2024 FOURTH QUARTER & FULL YEAR RESULTS	PAGE 3

Forward-Looking Statements

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include, without limitation, any statements relating to the Company’s 2025 guidance, revenues, earnings per share or profitability. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: our ability to accurately match the timing and quantities of component purchases, including chassis, to our actual needs; our ability to successfully manage our inventory, inventory in our distribution channel, and our workforce to adapt to the increased complexity in our supply chain; our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; changes in price, availability, delivery delays or unpredictable delivery schedules of component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products, resulting from changes in demand and economic conditions, the level of tariffs that the U.S. imposes on imported steel, aluminum, and other commodities or component parts and any resulting trade wars or any trade restrictions, and the general inflationary environment; government regulations, including the California Air Resources Board’s (CARB) Advanced Clean Trucks regulation and any resulting impact on demand; the potential negative impacts of changing interest rates and other rising costs of equipment ownership, such as increasing insurance premiums and the fluctuating value of used trucks, on customer demand, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; global economic events and other factors, such as restrictive monetary and fiscal policy, the ongoing military conflicts in Ukraine and the Middle East; increases in the cost of skilled labor; our ability to raise capital, including to grow our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders due to the significant additional indebtedness we incurred during 2022 and 2023; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions, such as hurricanes; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in foreign currency exchange rates and interest rates; changes in the tax regimes and related government policies and regulations in the countries in which we operate, including the imposition of new or increased tariffs and any resulting trade wars; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
			%			%
	2024	2023	Change	2024	2023	Change
NET SALES	$221,907	$296,246	(25.1)%	$1,257,500	$1,153,354	9.0%

COST OF OPERATIONS	188,449	257,606	(26.8)%	1,086,695	1,001,500	8.5%

GROSS PROFIT	33,458	38,640	(13.4)%	170,805	151,854	12.5%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	19,680	16,366	20.2%	86,322	73,087	18.1%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	384	1,449	(73.5)%	3,928	5,974	(34.3)%

Other (Income) Expense, Net	766	(149)	(614.1)%	425	(991)	(142.9)%

Total Expense, Net	20,830	17,666	17.9%	90,675	78,070	16.1%

INCOME BEFORE INCOME TAXES	12,628	20,974	(39.8)%	80,130	73,784	8.6%

INCOME TAX PROVISION	2,096	4,279	(51.0)%	16,636	15,493	7.4%

NET INCOME	$10,532	$16,695	(36.9)%	$63,494	$58,291	8.9%

BASIC INCOME PER SHARE OF COMMON STOCK	$0.92	$1.46	(37.0)%	$5.55	$5.10	8.8%

DILUTED INCOME PER SHARE OF COMMON STOCK	$0.91	$1.45	(37.0)%	$5.47	$5.07	7.9%

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.19	$0.18	5.6%	$0.76	$0.72	5.6%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,439	11,446	(0.1)%	11,450	11,439	0.1%
Diluted	11,601	11,523	0.7%	11,602	11,507	0.8%

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$24,337	$29,909
Accounts receivable, net of allowance for credit losses of $1,850 and $1,527 as of December 31, 2024 and December 31, 2023, respectively	313,413	286,138
Inventories, net	186,169	189,807
Prepaid expenses	5,847	4,617
Total current assets	529,766	510,471
NON-CURRENT ASSETS:
Property, plant and equipment, net	115,979	115,072
Right-of-use assets - operating leases	545	826
Goodwill	19,998	20,022
Other assets	727	819
TOTAL ASSETS	$667,015	$647,210

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$145,853	$191,782
Accrued liabilities	50,620	40,793
Income taxes payable	1,082	1,819
Current portion of operating lease obligation	318	320
Total current liabilities	197,873	234,714
NON-CURRENT LIABILITIES:
Long-term obligations	65,000	60,000
Non-current portion of operating lease obligation	227	506
Deferred income tax liabilities	2,885	4,070
TOTAL LIABILITES	265,985	299,290

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; Authorized – 5,000,000 shares, Issued – none	—	—
Common stock, $0.01 par value; Authorized – 100,000,000 shares, Issued – 11,439,292 and 11,445,640 shares as of December 31, 2024 and December 31, 2023, respectively	114	114
Additional paid-in capital	153,704	153,574
Accumulated surplus	254,938	200,165
Accumulated other comprehensive loss	(7,726)	(5,933)
Total shareholders’ equity	401,030	347,920
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$667,015	$647,210